As filed with the Securities and Exchange Commission on November 19, 1998
                                                  Registration No. 333-________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                ----------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                               U.S. FOODSERVICE
             (Exact name of registrant as specified in its charter)

              DELAWARE                                     52-1634568
  (State or other jurisdiction of                       (I.R.S. Employer
   incorporation or organization)                     Identification Number)

                                ---------------

                           9755 PATUXENT WOODS DRIVE
                           COLUMBIA, MARYLAND  21046
                                 (410) 312-7100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                               DAVID M. ABRAMSON
                 EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                               U.S. FOODSERVICE
                           9755 PATUXENT WOODS DRIVE
                           COLUMBIA, MARYLAND  21046
                                 (410) 312-7100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ---------------

                                   Copy to:
                           RICHARD J. PARRINO, ESQ.
                            HOGAN & HARTSON L.L.P.
                          555 THIRTEENTH STREET, N.W.
                            WASHINGTON, D.C. 20004
                                (202) 637-5600

                                ---------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------



                        CALCULATION OF REGISTRATION FEE

=======================================================================================
                                                PROPOSED     PROPOSED
                                                MAXIMUM      MAXIMUM
                                                OFFERING    AGGREGATE        AMOUNT OF
TITLE OF EACH CLASS OF          AMOUNT TO BE   PRICE PER     OFFERING      REGISTRATION
 SECURITIES TO BE REGISTERED    REGISTERED(1)   SHARE(2)    PRICE(2)(3)       FEE(3)
---------------------------------------------------------------------------------------
Common Stock, par value         800,000 shares   $47.38      $37,904,000     $11,181.68
 $.01 per share
=======================================================================================

(1) Pursuant to Rule 429 under the Securities Act, 12,925 shares of Common Stock are being carried forward from Registration Statement No. 333-59785 and 49,074 shares of Common Stock are being carried forward from Registration Statement No. 333-51195. Filing fees of $673.50 associated with such shares were previously paid with such earlier Registration Statements.

(2) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee.

(3) In accordance with Rule 457(c), the proposed maximum aggregate offering price and registration fee are based upon the average of the high and low prices for the Registrant's Common Stock on the New York Stock Exchange, Inc. on November 16, 1998.

                                ---------------



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

********************************************************************************
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
********************************************************************************

PROSPECTUS


                                861,999 SHARES


                               U.S. FOODSERVICE

                                 COMMON STOCK

                          --------------------------

     U.S. Foodservice is a broadline foodservice distributor offering a comprehensive range of food and related products to restaurants, hotels, health care facilities, cafeterias, schools and other foodservice customers nationwide. This prospectus relates to the offer and sale from time to time of up to 861,999 shares (the "Shares") of our Common Stock by certain U.S. Foodservice stockholders and other persons (the "selling stockholders"). We will not receive any proceeds from the sale of the Shares.

     Our Common Stock is listed on the New York Stock Exchange and trades on the exchange under the ticker symbol "UFS." On November 18, 1998, the last reported sale price of our Common Stock on the New York Stock Exchange was $48.94 per share.

     Our principal executive offices are located at 9755 Patuxent Woods Drive, Columbia, Maryland 21046, and our telephone number at that address is
(410) 312-7100.

                          --------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING SHARES.

                          --------------------------

     The selling stockholders may offer their Common Stock in public or private transactions, on or off the New York Stock Exchange, at prevailing market prices, prices related to prevailing market prices, privately negotiated prices or fixed prices, which may be changed.

     The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions they receive and any profit they realize on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under that act.

                          --------------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          --------------------------

             The date of this prospectus is _______________, 1998.

     IF IT IS AGAINST THE LAW IN ANY STATE TO MAKE AN OFFER TO SELL THE SHARES (OR TO SOLICIT AN OFFER FROM SOMEONE TO BUY THE SHARES), THEN THIS PROSPECTUS DOES NOT APPLY TO ANY PERSON IN THAT STATE, AND NO OFFER OR SOLICITATION IS MADE BY THIS PROSPECTUS TO ANY SUCH PERSON.

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. NEITHER WE NOR ANY OF THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENTS.

                               TABLE OF CONTENTS
Cautionary Note Regarding Forward-Looking Statements...................   2
Risk Factors...........................................................   3
U.S. Foodservice.......................................................   8
Dividend Policy........................................................   9
Use of Proceeds........................................................   9
Selling Stockholders...................................................  10
Plan of Distribution...................................................  11
Legal Matters..........................................................  14
Experts................................................................  14
Where You Can Find More Information....................................  15

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect" or "intend." Although we believe that our expectations in such forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Important factors that could cause our actual results to be materially different from our expectations include those disclosed in this prospectus under the caption "Risk Factors."

                                  RISK FACTORS

     In addition to the other information contained in this prospectus, you should carefully consider the following risk factors relating to U.S. Foodservice and the Common Stock before purchasing Shares.

LOW MARGIN BUSINESS; SENSITIVITY TO ECONOMIC CONDITIONS

     Foodservice distribution companies like U.S. Foodservice purchase, store, market and transport food and related products to establishments that prepare and serve meals to be eaten away from home. Our industry is characterized by relatively high inventory turnover with relatively low profit margins. We sell a significant portion of our products at prices that are based on the cost of the products plus a percentage markup. As a result, our profit levels may be reduced during periods of food price deflation, even though our gross profit percentage may remain relatively constant.

     The foodservice distribution industry is sensitive to national and regional economic conditions. Economic downturns in past years have adversely affected the demand for the products we sell. Other factors also may have a negative impact on our operating results. These factors include difficulties we may encounter in collecting our accounts receivable, managing our inventories, pricing our products in periods of competitive price pressures, delivering our products in severe weather conditions, and maintaining our profit margins in times of unexpected increases in fuel or other transportation-related costs. These factors generally have not had a material adverse impact on our past operations, but they could adversely affect our future operating results.

RISKS ASSOCIATED WITH FUTURE ACQUISITIONS

     We follow a growth strategy of supplementing our internal expansion with acquisitions of other foodservice businesses. Acquisitions have accounted for a significant portion of our growth in recent years. Our acquisition strategy involves a number of risks. We cannot provide assurance that we will successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired operations into our existing operations or expand into new markets in the future. Further, particular acquisitions could have an adverse effect on our operating results. Such an adverse effect would be most likely to occur in the fiscal periods immediately following an acquisition when we seek to integrate the operations of the acquired business into our own operations. The businesses we acquire may not achieve the same levels of net sales or profitability they achieved before we acquired them, or otherwise perform as we expected when we acquired those businesses. Because of these factors, we may not be able to increase our revenues or earnings through future acquisitions at the same rates we achieved through our earlier acquisitions.

     The way we finance acquisitions for cash also may involve risks. We may decide to obtain funds for acquisitions through additional bank borrowings or by issuing debt securities or Common Stock. If we increase our bank borrowings or issue debt securities, we will increase our level of indebtedness, while if we issue additional Common Stock, we may dilute the ownership of our stockholders. In addition, we may not be able to obtain the funds we need on advantageous terms.

IMPACT OF THE YEAR 2000 ISSUE ON OUR BUSINESS

     We and other companies we do business with rely on numerous computer programs in managing day-to-day operations. We have undertaken a program to address the Year 2000 issue, which results from a programming convention in which computer programs use two digits rather than four to define the applicable year. An inability of computer programs to recognize a year that begins with "20" could result in system failures, miscalculations or errors which might disrupt our operations or cause other business problems, including a temporary inability to process transactions, send invoices or engage in similar normal business activities. Our Year 2000 program is focused on both our internal computer systems and third-party computer systems, including the systems of some of our important suppliers and customers. We currently expect to continue to incur internal staff costs and other expenses of up to $5 million to complete our Year 2000 compliance work with respect to our major information systems. It is possible that we will have to increase this estimate as we complete our assessment of the impact of the Year 2000 issue on our business. In addition, we may have to replace or upgrade certain systems or equipment at a substantial cost. We cannot be sure that we will be able to resolve the Year 2000 issue in 1998 or 1999. If we fail to resolve the Year 2000 issue, or if our important suppliers and customers fail to resolve their Year 2000 issues as they relate to U.S. Foodservice, the Year 2000 problem could have a material adverse impact on our operating results and financial condition.

RISKS OF LABOR DISPUTES OR WORK STOPPAGES

     At the end of our 1998 fiscal year on June 27, 1998, approximately 3,000 of our employees were members of approximately 40 different local unions associated with the International Brotherhood of Teamsters and other labor organizations. These employees represented approximately 27% of our full-time employees and approximately 29% of the employees employed in our warehouse and distribution operations. Collective bargaining contracts covering approximately 870 of our employees will expire during our 1999 fiscal year. We have not experienced any significant labor disputes or work stoppages, and believe that our relations with our employees are satisfactory. A labor dispute or work stoppage, however, could have a material adverse effect on our business.

INTENSE COMPETITION IN THE FOODSERVICE DISTRIBUTION INDUSTRY

     Our industry is extremely fragmented, with over 3,000 companies in operation in 1998. The number and diverse nature of these companies result in intensely competitive conditions. Our competition includes not only other broadline distributors, which provide a comprehensive range of food and related products from a single source of supply, but also specialty distributors and system distributors. Specialty distributors generally supply one or two product categories, while system distributors typically supply a narrow range of products to a limited number of multi-unit businesses operating in a broad geographical area. We compete in each of our markets with at least one other large national distribution company, generally SYSCO Corp. or Alliant Foodservice, Inc., as well as with numerous regional and local distributors. In seeking acquisitions of other foodservice businesses, we compete against both other foodservice distribution companies and financial investors.

SIGNIFICANT INDEBTEDNESS

     At September 26, 1998, our ratio of total debt to total capitalization was approximately 61%. For purposes of this ratio, we have included as debt $250 million of accounts receivable securitization arrangements which, in accordance with generally accepted accounting principles, we do not account for as debt on our balance sheet. We may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing our indebtedness. Based upon our current level of operations, we believe that our cash flow from operations, together with borrowings under our revolving credit facility and our other sources of liquidity, will be adequate to meet our anticipated requirements for working capital, capital expenditures and debt service. We cannot promise, however, that our business will continue to generate cash flow at or above anticipated levels. If we fail to generate sufficient cash flow from operations in the future, our failure could have a material adverse effect on our results of operations and financial condition. If we are unable to generate sufficient cash flow from operations in the future to service our debt and make necessary capital expenditures, we may have to finance all or a portion of our existing debt, sell assets or obtain additional financing. There can be no assurance as to whether, or the terms on which, we could accomplish any such refinancing or asset sales or could obtain any additional financing.

DEPENDENCE ON SENIOR MANAGEMENT

     We largely depend for our success on the skills, experience and efforts of members of our senior management. To date, we generally have been successful in retaining the services of our senior management. If we were to lose the services of one or more of our senior management, however, our business and development could be adversely affected.

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair our future ability to raise capital through an offering of equity securities. As of November 6, 1998, there were 47,287,425 outstanding shares of Common Stock. Of our outstanding shares, approximately ___________ million shares were "restricted securities" within the meaning of Rule 144 under the Securities Act or shares held by our affiliates. The holders of these shares may not sell them except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as the exemption provided by Rule 144.

REGISTRATION RIGHTS

     We have granted registration rights with respect to our Common Stock primarily to holders of Common Stock we issued in our acquisition of other foodservice businesses. These registration rights obligate us to register the sale of this Common Stock under the Securities Act. As of the date of this prospectus, approximately ________ million shares of Common Stock, or ____% of our outstanding Common Stock, are entitled to the benefits of these registration rights.

     We have granted registration rights with respect to the 7,808,903 shares of Common Stock held by stockholders (the "Merrill Lynch Investors") affiliated with Merrill Lynch & Co., Inc., an international investment banking and advisory firm. We issued these shares to the Merrill Lynch Investors when we acquired Rykoff-Sexton, Inc. ("Rykoff-Sexton") by merger in December 1997. The Merrill Lynch Investors are entitled to require us to register the sale of their shares on up to four occasions under the Securities Act. We will be required to file the registration statement within 30 business days after exercise of any demand right. In addition, in connection with any such registration or if we otherwise propose to register any shares of Common Stock under the Securities Act in the future, the Merrill Lynch Investors are entitled to require us, subject to certain conditions, to include all or a portion of their shares in such a registration. These registration rights are subject to certain notice requirements, timing restrictions and volume limitations which may be imposed by the underwriters of an offering. We are also required by various registration rights agreements, with limited exceptions, to maintain a continuously effective registration statement covering resales of Common Stock issued to stockholders of acquired businesses. We expect to grant registration rights to the stockholders of other foodservice businesses we may acquire in the future.

VOLATILITY OF MARKET PRICE FOR COMMON STOCK

     From time to time, there may be significant volatility in the market price for the Common Stock. A number of factors involving U.S. Foodservice and the foodservice distribution industry could contribute to this volatility. These factors include the following:

     . quarterly operating results of U.S. Foodservice or other distributors of food and related goods;

     . changes in general conditions in the economy, the financial markets or the food distribution or foodservice industries;

     . announcement of proposed acquisitions and any failure to complete announced acquisitions;

     .  unusual weather conditions; and

     .  other developments affecting U.S. Foodservice or its competitors.

In addition, the stock market has experienced extreme price and volume fluctuations in recent years. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

POTENTIAL INFLUENCE BY AND RELATIONSHIP WITH MERRILL LYNCH INVESTORS

     As of August 31, 1998, the Merrill Lynch Investors held approximately 16.8% of our outstanding Common Stock, which constituted the largest percentage of our Common Stock beneficially owned by any person or group. Under our merger agreement with Rykoff-Sexton, the Merrill Lynch Investors have designated two members of our Board of Directors. In addition, our relationship with the Merrill Lynch Investors is governed by a standstill agreement which they originally entered into with Rykoff-Sexton and which is now for our benefit. Under this agreement, the Merrill Lynch Investors have agreed to vote the Common Stock owned by them and their affiliates for U.S. Foodservice's nominees to the Board of Directors, in accordance with the recommendation of the Nominating Committee of the Board of Directors. The Merrill Lynch Investors also have agreed that neither they nor any of their affiliates will participate in proxy solicitations, acquire additional Common Stock or otherwise engage in transactions, or take actions, involving a change of control of U.S. Foodservice. The standstill agreement specifies exceptions to these obligations. The Common Stock owned by the Merrill Lynch Investors is subject to certain restrictions on sale or transfer. The Merrill Lynch Investors may not solicit, offer, seek to effect or negotiate with any person with respect to sales or transfers of the Common Stock held by them unless the standstill agreement otherwise permits these actions.

     The Common Stock held by the Merrill Lynch Investors constitutes a significant block of the voting power of the outstanding Common Stock. The voting of such Common Stock as required by the standstill agreement will make it easier for the Board of Directors to obtain the approval of U.S. Foodservice stockholders for the election of the Board's director nominees. This voting block also could facilitate or impede the approval of any other matter requiring approval of our stockholders, including a merger, consolidation or other business combination involving U.S. Foodservice. In addition, it could discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of U.S. Foodservice.

PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECTS

     Our certificate of incorporation and bylaws contain provisions that could have anti-takeover effects, even if a change in control of U.S. Foodservice would be beneficial to the interests of our stockholders. These provisions include a requirement that our Board of Directors be divided into three classes, with approximately one-third of the directors to be elected each year. This classification of directors makes it more difficult for stockholders to change the composition of the Board of Directors. In addition, the Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of each series without stockholder approval. The ability to issue preferred stock could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of U.S. Foodservice, or otherwise could adversely affect the market price of our Common Stock.

     In 1996, our Board of Directors adopted a "poison pill" shareholder rights plan, which may discourage a third party from making a proposal to acquire us. Under the plan, preferred share purchase rights, which are attached to the Common Stock, generally will be triggered upon the acquisition (or certain actions that would result in the acquisition) of 10% or more of the Common Stock by any person or group. Investors eligible to report their ownership of the Common Stock on Schedule 13G under the Exchange generally may acquire up to 15% of the Common Stock without triggering these rights.

                                U.S. FOODSERVICE

     U.S. Foodservice is the nation's second largest broadline foodservice distributor based on sales of approximately $5.5 billion in our 1998 fiscal year. Broadline distributors like U.S. Foodservice offer a comprehensive range of food and related products from a single source of supply and provide foodservice establishments with the cost savings associated with large, full-service deliveries. We operate from 37 full-service distribution centers nationwide and offer our products and services across a broad geographic area encompassing more than 85% of the U.S. population.

     We market and distribute more than 40,000 national, private label and signature brand items to over 130,000 foodservice customers, including restaurants, hotels, health care facilities, cafeterias and schools. Our diverse customer base encompasses both independent and multi-unit (or "chain") businesses. We also provide restaurant design and engineering services for all types of foodservice operations through our contract and design offices.

     We supplement our internal expansion with an active program of strategic acquisitions to take advantage of growth opportunities from ongoing consolidation in the fragmented foodservice distribution industry. We seek to increase penetration of our existing markets through "fold-in" acquisitions of small, privately-owned distributors operating in those markets and to expand into new markets through acquisitions of larger-sized distributors.

     On December 23, 1997, we acquired Rykoff-Sexton by merger. At the time of the acquisition, Rykoff-Sexton was the nation's third largest broadline foodservice distributor based on net sales. Rykoff-Sexton, which is now called U.S. Foodservice, Inc., operates as our wholly owned subsidiary. In the merger, holders of Rykoff-Sexton common stock received Common Stock representing approximately 50% of our outstanding Common Stock after the merger. We have accounted for our acquisition of Rykoff-Sexton as a pooling of interests in accordance with generally accepted accounting principles.

     On February 27, 1998, we changed our corporate name from JP Foodservice, Inc. to U.S. Foodservice. References in this prospectus to U.S. Foodservice prior to February 27, 1998 are to JP Foodservice, Inc. In addition, when we refer in this prospectus to the Company or U.S. Foodservice, we mean
U.S. Foodservice and its consolidated subsidiaries.

                                DIVIDEND POLICY

     We have never paid cash dividends on our Common Stock and we do not anticipate that we will pay cash dividends in the foreseeable future. We are legally required to comply with financial tests and other restrictions contained in our credit facility agreements and in the indenture under which Rykoff-Sexton issued public notes. These agreements may restrict our ability to pay cash dividends on the Common Stock.

                                USE OF PROCEEDS

     The selling stockholders will receive all of the net proceeds from the sale of their Shares. Accordingly, U.S. Foodservice will not receive any proceeds from the sale of the Shares.

                              SELLING STOCKHOLDERS

     The selling stockholders include former stockholders of three foodservice businesses we have acquired: Westlund Provisions, Inc. ("Westlund Provisions"), Lone Star Institutional Grocers, Inc. ("Lone Star") and Joseph Webb Foods, Inc. ("Webb"). We issued 49,074 of the Shares to the former stockholders of Westlund Provisions, the first six persons listed in the table below, in consideration for our acquisition of Westlund Provisions in the third quarter of fiscal 1998. We issued 12,925 of the Shares to C. Donald Stahl in consideration for our acquisition of Lone Star in the first quarter of fiscal 1999. We issued _______ of the Shares to the former stockholders of Webb, the last three persons listed in the table below, in consideration for our acquisition of Webb in the second quarter of fiscal 1999. We have registered the Shares under the Securities Act in accordance with registration rights we granted to the selling stockholders when we acquired their businesses. Our registration of the Shares does not necessarily mean that any selling stockholder will sell all or any of his Shares.

     The following table sets forth certain information with respect to the selling stockholders. None of the selling stockholders owns Common Stock prior to this offering that represents, or will own Common Stock after this offering that will represent, 1% or more of the outstanding Common Stock. The information in the following table is provided as of November 6, 1998 with respect to the Westlund Provisions selling stockholders and C. Donald Stahl and as of November __, 1998 with respect to the Webb selling stockholders.

NAME OF                   SHARES BENEFICIALLY    SHARES   SHARES BENEFICIALLY
BENEFICIAL OWNER        OWNED PRIOR TO OFFERING  OFFERED  OWNED AFTER OFFERING
----------------        -----------------------  -------  --------------------

Richard Hafdal                   30,049           30,049            0
Gary Hafdal                         498              498            0
Frank Roedl                       2,322            2,322            0
Rod Buck                          8,616            8,616            0
Sharon Robbins                      166              166            0
B. Scott Ball                     7,423            7,423            0
C. Donald Stahl                  12,925           12,925            0
J. Christopher Reyes
M. Jude Reyes
David K. Reyes


     Before we acquired Westlund Provisions, Richard Hafdal served as a director and Chief Executive Officer of Westlund Provisions, Gary Hafdal served as a director and Chief Financial Officer/Treasurer of Westlund Provisions and Frank Roedl served as President and Chief Operating Officer of Westlund Provisions. We currently employ each of these persons as a branch-level manager.

     C. Donald Stahl served as President and a director of Lone Star before we acquired Lone Star. We currently employ Mr. Stahl as a branch-level manager.

     Before we acquired Webb, J. Christopher Reyes served as a director, President and Secretary of Webb, M. Jude Reyes served as a director and Vice President of Webb, and David K. Reyes served as a director, Vice President and Assistant Treasurer of Webb. We do not currently employ any of these persons.

                              PLAN OF DISTRIBUTION
     The Shares may be sold or distributed from time to time by the selling stockholders, by their donees or transferees or by their other successors in interest. The selling stockholders may sell their Shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of Shares, whether the purchase is to be made directly or through agents.

     The selling stockholders may offer their Shares at various times in one or more of the following transactions:

     . in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

     . in transactions involving cross or block trades or otherwise on the New York Stock Exchange;

     . in transactions in which brokers, dealers or underwriters purchase the Shares as principal and resell the Shares for their own accounts pursuant to this prospectus;

     . in transactions "at the market" to or through market makers in the Common Stock or into an existing market for the Common Stock;

     . in other ways not involving market makers or established trading markets, including direct sales of the Shares to purchasers or sales of the Shares effected through agents;

     . through transactions in options, swaps or other derivatives (which may or may not be listed on an exchange);

     .    in privately negotiated transactions;

     .    in transactions to cover short sales; or

     .    in a combination of any of the foregoing transactions.

The selling stockholders also may sell their Shares in accordance with Rule 144 under the Securities Act.

     From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the Shares owned by them. If the selling stockholders default in performance of the obligations secured by the Shares, the pledgees, secured parties or persons to whom they hypothecated the Shares will be deemed to be selling stockholders for purposes of this prospectus. The number of Shares beneficially owned by selling stockholders who transfer, donate, pledge, hypothecate or grant a security interest in their Shares will decrease as and when the selling stockholders take these actions. The plan of distribution for the Shares sold under this prospectus will otherwise remain unchanged, except that the transferees, donees or other successors in interest will be selling stockholders for purposes of this prospectus.

     A selling stockholder may sell short the Common Stock. The selling stockholder may deliver this prospectus in connection with such short sales and use the Shares offered by this prospectus to cover such short sales.

     A selling stockholder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with the selling stockholder, including positions assumed in connection with distributions of the Shares by such broker-dealers. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the Shares to the broker-dealers, who may then resell or otherwise transfer such Shares. In addition, a selling stockholder may loan or pledge Shares to a broker-dealer, which may sell the loaned Shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged Shares.

     The selling stockholders may use brokers, dealers, underwriters or agents to sell their Shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the Shares for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation. The selling stockholders have advised us that they have not entered into any arrangements with any other U.S. Foodservice stockholder or with any broker, dealer, underwriter or agent relating to the sale or distribution of their Shares.

     We have advised the selling stockholders that during such time as they may be engaged in a distribution of the Shares, they are required to comply with Regulation M under the Exchange Act. With certain exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of the Shares.

     Under our registration rights agreements with the selling stockholders, we are required to bear the expenses relating to this offering, excluding any underwriting discounts or commissions, stock transfer taxes and fees of legal counsel to the selling stockholders. We estimate these expenses will total approximately $60,000.

     We have agreed to indemnify the selling stockholders and any underwriters, brokers, dealers or agents (and their respective controlling persons) against certain liabilities, including certain liabilities under the Securities Act.

     It is possible that a significant number of Shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for the Common Stock.

     This offering by any selling stockholder will terminate on the date specified in the selling stockholder's registration rights agreement with U.S. Foodservice or, if earlier, on the date on which the selling stockholder has sold all of his Shares.

                                 LEGAL MATTERS

     For purposes of this offering, Hogan & Hartson L.L.P., Washington, D.C., has given its opinion as to the validity of the Shares offered by the Westlund Provisions selling stockholders and C. Donald Stahl and Miles & Stockbridge P.C., Baltimore, Maryland, has given its opinion as to the validity of the Shares offered by the Webb selling stockholders.


                                    EXPERTS

     U.S. Foodservice. The consolidated financial statements of U.S. Foodservice as of June 28, 1997 and June 27, 1998 and for the years then ended incorporated by reference in this prospectus have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference and upon the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of U.S. Foodservice (formerly JP Foodservice, Inc.) for the year ended June 29, 1996 and for the year ended June 29, 1996 incorporated by reference in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.

     Valley Industries, Inc. The combined financial statements of Valley Industries, Inc. and Subsidiaries and Z Leasing Company (a General Partnership) for the year ended January 31, 1996 incorporated by reference in this prospectus have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference and upon the authority of such firm as experts in accounting and auditing.

     Rykoff-Sexton. The audited consolidated financial statements of Rykoff-Sexton and subsidiaries as of June 28, 1997 and for the fiscal years ended June 28, 1997 and April 27, 1996 and the nine-week transition period ended June 29, 1996 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. Our Exchange Act file number for our SEC filings is 0-24954. You may read and copy any document we file at the following SEC public reference rooms:

450 Fifth Street, N.W.                  Seven World Trade Center             500 West Madison Street
Room 1024                               Suite 1300                           Suite 1400
Washington, D.C. 20549                  New York, New York 10048             Chicago, Illinois 60661

     You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

     We file information electronically with the SEC. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

     You also may inspect our SEC filings and other information concerning U.S. Foodservice at the offices of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

     This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to "incorporate by reference" certain documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the selling stockholders sell all of the Shares or the offering is otherwise terminated:

     1. the Annual Report on Form 10-K for our fiscal year ended June 27, 1998, including the information we incorporated by reference from the U.S. Foodservice proxy statement for our annual meeting of stockholders held on November 20, 1998;

     2. the Quarterly Report on Form 10-Q for our fiscal quarter ended September 26, 1998;

     3.   the Current Report on Form 8-K which we filed on September 11, 1998;

     4. the description of the Common Stock contained in our Registration Statement on Form 8-A which we filed on December 20, 1996, including any amendments or reports we file for the purpose of updating this description; and

     5. the description of the preferred share purchase rights attached to the Common Stock which is contained in our Registration Statement on Form 8-A which we filed on December 20, 1996, including any amendments or reports we file for the purpose of updating this description.

     We will provide a copy of the information we incorporate by reference, at no cost, to each person, including any beneficial owner of our Common Stock, to whom this prospectus is delivered. To request a copy of any or all of this information, you should write or telephone us at the following address and telephone number:

          Investor Relations
          U.S. Foodservice
          9755 Patuxent Woods Drive
          Columbia, Maryland  21046
          Telephone:  (410) 312-7100

                                    PART II
                      INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale and distribution of the securities being registered. All amounts except the Securities and Exchange Commission registration fee are estimated.


ITEM                                        AMOUNT
----                                      ----------

     Registration fee...................  $ 11,181.68
     Blue Sky fees and expenses.........       *
     Printing and engraving expenses....       *
     Legal fees and expenses............       *
     Accounting fees and expenses.......       *
     Transfer Agent and Registrar fees..       *
     Miscellaneous......................       *
                                          -----------
          Total                           $    *
                                          ===========

-------------------
*  To be filed by amendment.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to the provisions of Article XII of the registrant's Restated Certificate of Incorporation filed as Exhibit 3.1 hereto and the provisions of Article XII of the registrant's Amended and Restated By-laws filed as Exhibit 3.2 hereto.

     The registrant is a Delaware corporation, subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Section 145 of the DGCL provides for the indemnification, under certain circumstances, of any person in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions), brought or threatened involving such persons because of such person's service in any such capacity with respect to another corporation or other entity at the request of such corporation.

     The registrant's Amended and Restated By-Laws provide for the indemnification of the officers and directors of the registrant to the fullest extent permitted by the DGCL. Article XII of the By-Laws provides that each person who was or is made a party to (or is threatened to be made a party to) any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the registrant shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL against all expense, liability and loss (including, without limitation, attorneys' fees) incurred by such person in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be or not opposed to the best interests of the registrant and had no reason to believe that such person's conduct was illegal.

     Article XII of the registrant's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, the registrant's directors will not be personally liable to the registrant or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors. However, nothing contained in such Article XII shall eliminate or limit the liability of directors (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     The registrant maintains directors and officers liability insurance, which covers directors and officers of the registrant against certain claims or liabilities arising out of the performance of their duties.

     In the registration rights agreements with the Company pursuant to which the securities offered hereby are being registered, the selling stockholders have agreed to indemnify the registrant, its directors, officers and agents and each person, if any, who controls the registrant against certain liabilities, including certain liabilities under the Securities Act.


ITEM 16:  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

          The following Exhibits are filed herewith or incorporated herein by reference:


          3.1 Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-3 (Commission File No. 333-59785)).

          3.2 Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-3 (Commission File No. 333-41795)).

          4.1  Specimen certificate representing common stock, par value
               $.01 per share, of the Company (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 (Commission File No. 333-27275)).

          4.2 Rights Agreement, dated as of February 19, 1996, between U.S. Foodservice and The Bank of New York, as Rights Agent (the "Rights Agreement") (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A dated February 22, 1996).

       4.3 Amendment No. 1 to Rights Agreement, dated as of May 17, 1996 (incorporated by reference to Exhibit 10.26 to Amendment No. 1 to the Company's Registration Statement on Form S-3 (Commission File No. 333-07321)).

       4.4 Amendment No. 2 to Rights Agreement, dated as of September 26, 1996 (incorporated by reference to Exhibit 10.1 to Amendment No. 2 to the Company's Registration Statement on Form S-3 (Commission File No. 333-14039)).

       4.5 Amendment No. 3 to Rights Agreement, dated as of June 30, 1997 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on July 2, 1997).

       4.6 Amendment No. 4 to Rights Agreement, dated as of December 23, 1997 (incorporated by reference to the Company's Current Report on Form 8-K filed on January 7, 1998).


      *5.1 Opinion of Miles & Stockbridge P.C., counsel to the Company, regarding the validity of the securities being offered by certain of the selling stockholders.

       23.1 Consent of PricewaterhouseCoopers LLP, Independent Accountants.

       23.2 Consents of KPMG Peat Marwick LLP, Independent Accountants.

       23.3 Consent of Arthur Andersen LLP, Independent Accountants.


      *23.4 Consent of Miles & Stockbridge P.C. (contained in Exhibit 5.1).


       24   Power of Attorney (included in signature page).


------------

*  To be filed by amendment.

     (b)  Financial Statement Schedules

          Either not applicable or shown in the financial statements or notes thereto.


ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation or the Amended and Restated By-Laws of registrant, indemnification agreements entered into between registrant and its officers and directors, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on November 19, 1998.

                              U.S. FOODSERVICE

                              By: /s/ JAMES L. MILLER
                                 -----------------------
                                 James L. Miller
                                 President and Chief
                                     Executive Officer
                                 (Duly Authorized Officer)

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lewis Hay, III, David M. Abramson and George T. Megas, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                      Title                      Date
     ---------                      -----                      ----

/s/ JAMES L. MILLER    Chairman of the Board, President     November 19, 1998
---------------------  and Chief Executive Officer
James L. Miller        (Principal Executive Officer)

/s/ LEWIS HAY, III     Director, Executive Vice President   November 19, 1998
---------------------  and Chief Financial Officer
Lewis Hay, III         (Principal Financial Officer)


/s/ GEORGE T. MEGAS    Vice President-Finance               November 19, 1998
---------------------  (Principal Accounting Officer)
George T. Megas


/s/ MICHAEL J. DRABB   Director                             November 19, 1998
---------------------
Michael J. Drabb


/s/ DAVID M. ABRAMSON  Director                             November 19, 1998
---------------------
David M. Abramson


/s/ ERIC E. GLASS      Director                             November 19, 1998
---------------------
Eric E. Glass

/s/ MARK P. KAISER                 Director                 November 19, 1998
--------------------------
Mark P. Kaiser


/s/ PAUL I. LATTA, JR.             Director                 November 19, 1998
--------------------------
Paul I. Latta, Jr.


/s/ DEAN R. SILVERMAN              Director                 November 19, 1998
--------------------------
Dean R. Silverman


/s/ JEFFREY D. SERKES              Director                 November 19, 1998
--------------------------
Jeffrey D. Serkes


/s/ JAMES P. MISCOLL               Director                 November 19, 1998
--------------------------
James P. Miscoll


/s/ BERNARD SWEET                  Director                 November 19, 1998
--------------------------
Bernard Sweet


/s/ JAMES I. MASLON                Director                 November 19, 1998
--------------------------
James I. Maslon


/s/ NEIL I. SELL                   Director                 November 19, 1998
--------------------------
Neil I. Sell


/s/ ALBERT J. FITZGIBBONS, III     Director                 November 19, 1998
-------------------------------
Albert J. Fitzgibbons, III


/s/ MATTHIAS B. BOWMAN             Director                 November 19, 1998
--------------------------
Matthias B. Bowman


                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                EXHIBITS


 3.1 Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-3 (Commission File No. 333-59785)).

 3.2 Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-3 (Commission File No. 333-41795)).

 4.1 Specimen certificate representing common stock, par value $.01 per share, of the Company (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 (Commission File
          No. 333-27275)).

 4.2 Rights Agreement, dated as of February 19, 1996, between U.S. Foodservice and The Bank of New York, as Rights Agent (the "Rights Agreement") (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A dated February 22, 1996).

 4.3 Amendment No. 1 to Rights Agreement, dated as of May 17, 1996 (incorporated by reference to Exhibit 10.26 to Amendment No. 1 to the Company's Registration Statement on Form S-3 (Commission File No. 333-07321)).

 4.4 Amendment No. 2 to Rights Agreement, dated as of September 26, 1996 (incorporated by reference to Exhibit 10.1 to Amendment No. 2 to the Company's Registration Statement on Form S-3 (Commission File No. 333-14039)).

 4.5 Amendment No. 3 to Rights Agreement, dated as of June 30, 1997 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on July 2, 1997).

 4.6 Amendment No. 4 to Rights Agreement, dated as of December 23, 1997 (incorporated by reference to the Company's Current Report on Form 8-K filed on January 7, 1998).

 *5.1 Opinion of Miles & Stockbridge P.C., counsel to Company, regarding the validity of the securities being offered by certain of the selling stockholders.

 23.1     Consent of PricewaterhouseCoopers LLP, Independent Accountants.

 23.2     Consents of KPMG Peat Marwick LLP, Independent Accountants.

 23.3     Consent of Arthur Andersen LLP, Independent Accountants.

*23.4     Consent of Miles & Stockbridge P.C. (contained in Exhibit 5.1).

 24       Power of Attorney (included in signature page).

-------------------

* To be filed by amendment.